THERMWOOD CORPORATION


                        P. O. Box 436
                    Old Buffaloville Road
                     Dale, Indiana 47523

           NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  Thursday, December 14, 1995 at 9:00 A.M.  (Dale, Indiana Time)

To the Stockholders:

The Annual Meeting of Stockholders of Thermwood Corporation will be held at the Corporation's offices on Thursday, December 14, 1995 at 9:00 A.M., Dale, Indiana time, for the following purposes:

1.To elect five (5) directors for the ensuing one year term;

2.To act upon the ratification of the selection by the Board of Directors of KPMG Peat Marwick LLP as independent auditors;

3.To transact any other business which properly may be brought before the meeting.

All stockholders are cordially invited to attend, although only stockholders of record at the close of business on November 10, 1995 will be entitled to vote at the meeting.

                         By order of the Board of Directors,

                         /s/ Linda S. Susnjara
                         Linda S. Susnjara
                         Secretary

Dale, Indiana
November 21, 1995
                   YOUR VOTE IS IMPORTANT
       You are urged to date, sign and promptly return
       the accompanying form of proxy, so that if you
      are unable to attend the meeting your shares may
                    nevertheless be voted.
                       PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Thermwood Corporation (the "Corporation" or "Thermwood") for use at the Annual Meeting of Stockholders (the "Annual
Meeting") on December 14, 1995.

The Corporation's principal executive office is located at Old Buffaloville Road, Dale, Indiana 47523. The approximate date on which this Proxy Statement is first being sent to stockholders is November 22, 1995.

You may revoke this proxy at any time prior to its use by delivering a written notice to the Secretary of the Corporation, by executing a later-dated proxy or by attending the meeting and voting in person. Proxies in the form enclosed, unless previously revoked, will be voted at the meeting in accordance with the specifications made by you thereon, or, in the absence of such specifications, for the election of directors nominated herein and to ratify the selection of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending July 31, 1996.

Holders of record of Shares of Common Stock, without par value per share ("Common Stock") of the Corporation at the close of business on November 10, 1995, will be entitled to vote at the Annual Meeting. Each share of Common Stock will be entitled to one vote. The Common Stock will be voted together as one class. On November 10, 1995, there were5,850,546 outstanding shares of Common Stock of the Corporation. There are no other voting securities outstanding.


                    ELECTION OF DIRECTORS

At the annual meeting, five directors are to be elected to serve for a term of one year and until their successors shall have been elected and qualified. It is intended that proxies will be voted for the nominees set forth herein. Although it is expected that all candidates will be able to serve, if one or more is unable to do so, the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the Board of Directors unless it reduces the number of directors to be elected.
The table below presents information as of November 4, 1995 on the nominees for election as directors of the Corporation for a one-year term expiring in 1996:

                         Principal Occupation         Director     Other
     Name                Business Experience     Age   Since   Directorships

Kenneth J. Susnjara      President and            48    1969   Automation
(1)                      Chairman                              Associates, Inc.
                         of Board since 1971


Linda S. Susnjara        President of             46    1986   Automation
(1)                      Automation                            Associates, Inc.
                         Associates, Inc.
                         since 1985

Peter N. Lalos           Engaged in the           61    1989
                         private practice of
                         law since 1961 and
                         senior partner, Lalos
                         & Keegan

 Edgar Mulzer            Chairman of the Board    77    1974  Dale State Bank
                         of Dale State Bank
                         (Retired)

Lee Ray Olinger          Chairman of the Board    68    1989  First Bank
Olinger                  of First Bank of                     of Huntingburg
                         Huntingburg

(1) Linda S. Susnjara and Kenneth J. Susnjara are husband and wife.

Information on the executive officers of the Company is contained in the following table:

      Name            Principal Occupation        Executive
                      Business Experience   Age   Officer   Prior Position(s)
                                                  Since

Michael P. Hardesty    Vice President of     41     1980   Project Engineer,
                       Engineering since                   Project Manager,
                       1988                                Vice President
                                                           of Machining
                                                           Products since
                                                           1975

Rebecca F. Fuller     Treasurer since 1993   45    1993    Controller;
                                                           Accounting
                                                           Manager since
                                                           1981

David J. Hildenbrand   Vice President of     38     1988    Sales Manager;
                       Sales since 1988                     Technical Manager
                                                            since 1977

Richard Kasten         Vice President of     43     1993    Applications
                       Technical Services                   Manager since
                       since 1993                           1990



       OPERATION OF BOARD OF DIRECTORS AND COMMITTEES

During 1995 the Board of Directors held 4 meetings and each incumbent director attended at least 75% of the aggregate of all Board of Directors' meetings and all meetings of committees of the Board of Directors that he or she served on.

All directors hold office until the next Annual Meeting of shareholders of Thermwood or until their successors shall have been elected and qualified. Directors receive compensation in the amount of $500 for attending directors' meetings, and are reimbursed for all related expenses.

The Audit Committee, consisting of Lee Ray Olinger, Edgar Mulzer and Peter N. Lalos, met once during 1995. This committee's function is to review the scope of the Corporation's audit and generally to supervise the financial affairs of Thermwood.

The Nominating Committee, consisting of Mr. Olinger, Mr. Mulzer and Mr. Lalos, met once in 1995. The Nominating Committee reviews officer performance and corporate needs and proposes to the Board of Directors certain directions and changes in titles, positions and responsibilities.

The Stock Option Committee, consisting of Mr. Olinger, Mr. Mulzer and Mr. Lalos, met once in 1995. This committee makes awards to Thermwood employees of stock options under its incentive stock option plan and non-qualified stock option plan.

The Compensation Committee, consisting of Mr. Olinger, Mr. Mulzer and Mr. Lalos met once during 1995. The Compensation Committee reviews salaries and other compensation paid to the Corporation's officers and makes recommendations to the Board of Directors regarding such items.

It is expected that Mr. Olinger, Mr. Mulzer and Mr. Lalos will be reappointed to the foregoing committees.


                    EXECUTIVE COMPENSATION

The following table sets forth the annual remuneration paid through July 31, 1995 to or accrued for the account of (i) each of the most highly compensated executive officers or directors of the Corporation whose total cash and cash-equivalent remuneration exceeded $100,000 and (ii) all directors and officers as a group:

                             Summary Compensation Table

                    Annual compensation    Long-term compensation

                                 Other     Awards    Payouts
                                 annual
Name and      Year  Salary Bonus compensa-  Restricted Options/   LTIP    All
principal                        tion       stock      SARs (#)  payouts other
position                          (1)       award(s)                     compen-
                                                                         sation
--------     ----- ------- ----- --------- ----------- -------- ------- ------
Kenneth J.     1995  63,000 $94,739 $2,000      ---       ---      ---     ---
Susnjara,
Chairman of    1994  74,250    ---   2,000      ---       ---      ---     ---
the Board,
President      1993  64,025    ---   2,000      ---       ---      ---     ---
and director

Michael
Hardesty
Vice-          1995  48,000  66,317
president
Engineering

David
Hildenbrand
Vice-          1995  45,000  73,964
president
Sales

All other      1995  80,000  77,618            ---      ---       ---      ---
officers as
a group (2)                                    ---      ---       ---      ---
persons

All other      1994 170,116   4,237            ---      ---       ---      ---
officers as
a group (4)    1993 180,755    ---             ---      ---       ---      ---
persons

(1) Other annual compensation represents directors' fees paid to Mr. Susnjara.

     No stock options or stock appreciation rights were issued in fiscal year 1995. At July 31, 1995 the exercise price of some of the unexercised options were less than the market price of the Company's Common Stock. On September 6, 1994, registration statements on Form S-8 were filed with the Securities and Exchange Commission under the Securities Act of 1933 in connection with the registration of shares of the
Company's   Common   Stock  under  the  Company's   Employee
Incentive  Stock Option Plan and Non-Qualified Stock  Option
Plan.

  In 1985 the Board of Directors appointed Mr. Susnjara to the position of President and Chief Executive Officer. In this position, he is to receive a bonus based on the pre-tax
profits  of  the  Company as set forth below.   See  "Profit
Sharing Plan" below.

Certain other officers may be entitled to participate in the Company's profit sharing plan. See "Profit Sharing Plan" below.



Profit Sharing Plan.

In 1985, the Company instituted a management profit sharing plan. This plan has been operative since fiscal 1987, and was continued in an amended form for fiscal 1995. Covered under the plan are the Chairman of its Board of Directors, the President, Vice President of Engineering, Vice President of Sales, Vice President of Technical Services, the Treasurer and various departmental managers.

Under the plan, the Chairman is entitled to 5% of corporate operating income. The Vice President of Sales and Vice President of Technical Services each are entitled to 5% of the divisional operating income and the Treasurer is entitled to 3% of the Corporate operating income. Any divisional losses are to be subtracted from these amounts so that the total bonus paid does not exceed 25% of operating income.

Department managers are entitled to various bonuses based upon productivity of their departments. Payments due under the plan accrue for each six-month period and are thereafter paid in six monthly installments. Vesting of rights under the plan requires eligible participants to be continually employed through the payment dates. Divisional losses of the fiscal year must be recouped in the succeeding year, or years, in order to be eligible for profit sharing earnings in the succeeding year(s).

Incentive Stock Option Plan.

Under the Company's Incentive Stock Option Qualified Plan (the "Qualified Plan"), options to purchase a maximum of
400,000 shares of its Common Stock may be granted to officers and other key employees of Thermwood. Options granted under the Qualified Plan are intended to qualify as incentive stock options as defined in Section 422A of the Internal Revenue Code of 1954, as amended by the Tax Reform Act of 1986.

The Qualified Plan is administered by the Board of Directors and a Committee currently consisting of three members of the Board which determines which persons are to receive options, the number of shares that may be purchased under each option and the exercise process. In the event an optionee voluntarily terminates his employment with the Company, he has the right to exercise his accrued options within 5 days prior to such termination. However, the Company may redeem any accrued options held by each optionee by paying him the difference between the option price and the then fair market value. If an optionee's employment is involuntarily terminated, other than because of death, he also has the right to exercise his accrued options within 30 days of termination. Upon death, his estate or heirs have one year to exercise his accrued options. The maximum term of any option is ten years and the option price per share may not be less than the fair market value of Thermwood's shares on the date the option is granted. However, options granted to persons owning more than 10% of the voting shares of the Company may not have a term in excess of five years and the option price per share may not be less than 110% of fair market value at the date the option is granted.


The aggregate fair market value of the shares of Common Stock (determined at the time the options are granted) with respect to which incentive stock options are exercisable for the first time by such optionee during any calendar year (under all such plans) shall not exceed $100,000. Options must be granted within ten years from the effective date of this Qualified Plan.

Options granted under the Qualified Plan are not transferable other than by will or the laws of descent and distribution. Options granted under the Qualified Plan are protected by anti-dilution provisions increasing the number of shares issuable thereunder and reducing the exercise price of such options, under certain conditions. During fiscal year 1992, the life term of the Qualified Plan was extended from December 3, 1991 to December 3, 1995, or on such earlier date as the Board of Directors may determine. Any option outstanding at the termination date will remain outstanding at the termination date until it expires or is exercised in full, whichever occurs first.

As of July 31, 1995, options to acquire 175,000 shares of the Company's common stock for ten years at exercise prices of $1.00 to $5.00 per share had been granted under the Qualified Plan to 13 employees of the Company. Options for the purchase of 175,000 shares were exercisable as of July 31, 1995.

Non-qualified Stock Option Plan.

Under  Thermwood's  Non-qualified Stock  Option  Plan  ("NSO
Plan"), options to purchase a maximum of 350,000 shares of its Common Stock may be granted to officers, directors, and other key employees.

The NSO Plan is administered by the Board of Directors and a committee of three members of the Board which determines which persons are to receive such options, the number of shares that may be purchased under the option, the exercise prices, the time and manner of exercise and other related matters.

In   the  event  an  optionee  voluntarily  terminates   his
employment  or  tenure  with the Company's  consent  or  his employment  or  tenure  is terminated by  Thermwood  without cause, he generally has the right to exercise his accrued options within 30 days after such termination unless the Committee elects other time periods. In all other cases of termination of the optionee's employment or tenure other than death, said options shall cease immediately. Upon death, his estate or heirs have one year to exercise his accrued options.

The Committee may grant an optionee the right to surrender all or a portion of his accrued options to the Company and receive from it the difference between the option price and the then fair market value. Options become exercisable in 25% installments each year beginning in the second year through the fifth year. Options are generally not transferable and are conditioned upon the optionee remaining in the Company's employ for at least one year from the date of its grant. Under the NSO Plan, no option may be granted after January 1, 2005 and the exercise price of such options could have been less than the then fair market value. It is within the Committee's discretion to grant anti-dilution provisions to each optionee. Under present federal income tax law, an employee, officer or director who is granted an option will not have any income upon the grant of an option and the Company will not be entitled to any deduction at the time. When an optionee exercises his option, ordinary income will be realized by him, measured by the excess of the fair market value of the shares over the price paid for the shares. The Company will be entitled to a deduction equal to the amount of income realized by the holder of the option. If the optionee surrenders all or part of his option for a cash or common stock payment, he will realize ordinary income in the amount of cash or fair market value of stock received. The Company will be entitled to a deduction equal to the amount of income realized by the optionee.

As of July 31, 1995 options to acquire 200,000 shares of the Company's common stock at exercise prices ranging from $1.125 to $2.00 per share have been granted under the NSO Plan to four directors and officers of Thermwood, all of which are presently exercisable.

Other options.

Other options to purchase 660,000 shares have been granted by the Board of Directors, all of which were exercisable as of July 31, 1995. An option to purchase 600,000 of these shares was granted to the President of the Company. The option extends through October 18, 1997 and permits the purchase of 200,000 shares at $5.00 per share, 200,000 at $7.50 per share, and 200,000 at $10.00 per share. An option for 30,000 shares was granted to the law firm of Lalos & Keegan at $1.00 per share, is currently exercisable and extends through May 22, 1996. A 30,000 share option was granted to an employee at $1.00 per share and is exercisable through October 1997.

Section 401(k) Plan

The Company adopted a tax-qualified cash savings plan (the "401(k) Plan") which became effective in October 1989. This Plan covers all employees who have completed 12 months of continuous service prior to a plan entry date. Pursuant to the 401(k) Plan, eligible employees may make salary deferral (before tax) contributions of up to 12% of their total compensation per plan year up to a specified maximum contribution as determined by the Internal Revenue Service. The Company also makes matching contributions equal to 25% of the employee's contribution up to a maximum of 3% of the employee's annual compensation. The 401(k) Plan also includes provisions which authorize the Company to make discretionary contributions. Such contributions, if made, are allocated among all eligible employees as determined under the 401(k) Plan. The trustee under the 401(k) Plan is Merrill Lynch of Evansville, Indiana. It invests the assets of each participant's account in funds at the direction of such participant.

              OWNERSHIP OF EQUITY SECURITIES OF
          CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership

The following table sets forth certain information regarding the Company's Common Stock, including shares underlying the convertible debentures and exercisable Common Stock warrants and options owned as of September 30, 1995 by (i) each person known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director, and
(iii) all officers and directors as a group:

                                              Shares Owned
                                               Including
                                                 Those
                                              Underlying
                                Percentage    Exercisable  Percentage
Names and Addresses   Shares     of Total      Options,     of Total
of Beneficial        Owned at   Outstanding   Warrants and  Outstanding
Owners (1)           July 31,    Shares       Convertible     Shares
                       1995       Owned       Securities      Owned
                                    (2)
Kenneth J. Susnjara  1,330,000     25.8       2,155,000(5)     23.2(5)
(3,4)

Edgar Mulzer           940,562     18.3         990,562(6)     10.7(6)
401 10th Street
Tell  City, Indiana
47586

Peter N. Lalos          25,000      0.5         135,000(7)      1.5(7)
14312 Darnstown
Road
Gaithersburg,
Maryland 20878

Linda  S.  Susnjara      ---        ---          50,000(8)      0.5(8)
(3,4)

Lee Ray Olinger          ---        ---          ---          ---
c/o First Bank of
Huntingburg
4th and Main Street
Huntingburg, IN
47542

All Officers and
Directors as a Group  2,300,562    44.7       3,426,562        36.9
(9 persons)
                                              (5,6,7,8)    (5,6,7,8)

(1) All shares are beneficially owned and the sole voting and investment power is held by the person indicated.

(2) Excludes (i) an aggregate of 3,105,000 shares of Common Stock reserved for issuance upon conversion of debentures and exercise of the redeemable warrants; (ii) 400,000 shares reserved for issuance under the Company's Qualified Stock Option Plan of which options to purchase 175,000 shares have been granted and options to purchase 175,000 shares are currently exercisable; (iii) 350,000 shares reserved for issuance under the Company's Non-Qualified Stock Option Plan of which options to purchase 200,000 shares have been granted and are currently exercisable; (iv) 600,000 shares reserved for issuance upon exercise of options granted to Mr. Susnjara, all of which are currently exercisable; (v) 30,000 shares reserved for issuance of options granted to Lalos & Keegan, all of which are currently exercisable; and
(vi) 30,000 shares reserved for issuance upon exercise of options granted to an employee, all of which are currently exercisable. See "Executive Compensation" and "Certain Relationships and Related Transactions."

(3)  The address of this person is c/o the Company.

(4) Mr. and Mrs. Susnjara may each be deemed to be a beneficial owner of the Company's securities owned by the other because of their marital relationship.

(5) Includes (i) an aggregate of 75,000 shares issuable upon conversion of debentures and exercise of redeemable warrants owned by Mr. Susnjara; (ii) 50,000 shares issuable upon the exercise of options granted to Mr. Susnjara under the Company's Non-Qualified Stock Option Plan; and (iii) 600,000 shares issuable upon the exercise of other options granted to him.

(6) Includes 50,000 shares issuable upon the exercise of options granted to Mr. Mulzer under the Company's Non-
Qualified Stock Option Plan.

(7) Includes (i) an aggregate of 30,000 shares issuable upon conversion of debentures and exercise of redeemable warrants owned by Mr. Lalos; (ii) 30,000 shares issuable upon the exercise of options granted to Lalos & Keegan; and
(iii) 50,000 shares issuable upon the exercise of options granted to Mr. Lalos under the Company's Non-Qualified Stock Option Plan.

(8) Includes 50,000 shares issuable upon the exercise of options granted to Mrs. Susnjara under the Company's Non-
Qualified Stock Option Plan.

       Certain Relationships and Related Transactions

Bank Loans from Affiliated Parties:

Thermwood had an agreement, which expired on September 25, 1992, to borrow up to $1,500,000 from the Dale State Bank (the "Dale Bank") in the form of a line of credit. Mr. Mulzer was Chairman of the Board and the principal shareholder of the Dale Bank during the period that this loan was made. He is also a director and principal shareholder of the Company. The loan bore interest at the annual rate of prime plus 2.5%, payable quarterly, and was secured by all of the Company's assets. Thermwood replaced this loan, as of September 25, 1992, with a term loan in the amount of $1,500,000 from the Dale Bank, also secured by all of the Company's assets. The principal of the term loan, together with interest at the annual rate of prime plus 2.75%, was due on March 24, 1993, at which time it was assumed by Mr. Mulzer, who had agreed to collect only interest, payable quarterly, until August 1, 1994, at which time amortization was to have begun. Interest expense on the Company's loans from the Bank and Mr. Mulzer totaled $41,117, and $127,000, and for fiscal years 1994 and 1993.
There was no interest expense on this loan during fiscal 1995. The balance of this loan in the amount of $1,499,800, along with accrued interest in the amount of $23,011, was converted to Series A Preferred Stock (the "Preferred Stock") on November 18, 1993.

Other Loans from Affiliated Party:

On March 26, 1986, the Company borrowed $250,000 from Mr. Mulzer under a promissory note bearing annual interest at the rate 10.5%. In March 1991 the note was converted into a self amortizing five-year term loan, payable in monthly installments of principal and interest of $5,373 through March 1996. On November 18, 1994, the balance of this note in the amount of $169,218 along with accrued interest in the amount of $13,971 was converted to Preferred Stock. Interest expense on this loan was $9,256 in 1994. There was no interest expense on this loan in 1995.

Sale  and Lease Back of Company's Facilities with Affiliated
Party:

In February 1987 the Company purchased its premises from an independent third party for $1,000,636 and simultaneously resold it to Mr. Mulzer for $1,800,000. At the same time the Company leased the premises back from Mr. Mulzer for a 20-year period at a monthly rental of $19,353 or approximately $232,000 on an annual basis. Total lease payments and accrued interest were $138,579 for fiscal year 1994. There were no lease payments or interest expense for fiscal year 1995.

The lease agreement, which is treated as a capitalized lease for financial reporting purposes, also obligates the Company to pay all maintenance, taxes, assessments, insurance premiums and utilities incurred in connection with the operation of the premises. Pursuant to a related agreement, the Company has an option to repurchase the premises from Mr. Mulzer, exercisable through 2006, at prices descending on an annual basis from $1,786,781 in 1987 to $240,000 in the last year.

On November 18, 1993, this lease payment obligation in the amount of $1,608,629, together with accrued interest in the amount of $122,491 was converted to Preferred Stock. Upon the issuance of the Preferred Stock, the Company no longer has any lease payments. The liability for all accrued and future lease payments was converted to Preferred Stock.




Conversion by Affiliated Party of Debt to Preferred Stock:

As previously noted, an aggregate of $3,437,120 owed to Mr. Mulzer was converted to an aggregate of 1,000,000 shares of Preferred Stock on November 18, 1993. The holders of the Preferred Stock are entitled to receive cumulative cash dividends out of the net profits of the Company at the rate of thirty-four cents ($0.34) per share per annum, payable monthly in equal installments within the first fifteen days of each month for the preceding month as directed by the board of directors of the Company. The Company has the right in its sole discretion to redeem the stock at any time at $3.40 per share. Dividends were paid in the amount of $367,910 for the fiscal year 1995.

Equipment Leases with Affiliated Party:

Thermwood has entered into agreements with a company owned by Mr. Mulzer pursuant to which it has leased certain computer, demonstration and manufacturing equipment with a right to purchase this equipment at the end of the term of each agreement for nominal consideration. Lease payments under these agreements were $64,888 for the 1995 fiscal year. These leases will terminate in fiscal year 1996.

Product  Sales  Through and Lease Agreement With  Affiliated
Dealer:

Mr. and Mrs. Susnjara are the owners of Automation Associates Incorporated ("AAI"), a dealer of the Company's industrial products. The agreement between the Company and AAI contains the same terms and conditions as do the Company's agreements with its other dealers. The Company sold no products to AAI during fiscal year 1995, but paid AAI $578,000 in commissions during the year for assisting in effecting sales of approximately $3,000,000. This amount represents approximately 20% of the Company's gross sales for fiscal year 1995. AAI also leases space from the Company at what management believes is a fair market rate. Rental payments were $7,200 during the 1995 fiscal year.

Payment of Legal Fees to Affiliated Party:

Lalos & Keegan, a law firm in which Mr. Lalos is the senior partner, accrued fees of $94,000, $102,000, $77,000, for the fiscal years 1995, 1994, and 1993, respectively. During fiscal year 1995 the Company paid this firm an aggregate of $135,000, of which $69,000 represented previously accrued fees. Accordingly, as of July 31, 1995 the Company owed Lalos & Keegan approximately $28,000, all of which has been paid as of September 15, 1995. This firm performs patent, trademark, general corporate and litigation services for the Company.

Fairness of Transactions with Affiliated Parties:

Management believes that the terms of the transactions between the Company and its affiliated parties as described in this section are as fair as those which the Company would have obtained if these transactions had been effected with independent third parties. Each transaction was approved by a majority of the disinterested directors. In the future, all such transactions will continue to be approved by a majority of the disinterested directors.

      RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Based upon the recommendation of its Audit Committee, the Board of Directors has selected the firm of KPMG Peat Marwick LLP as the independent auditors of the Corporation for the fiscal year ending July 31, 1996. KPMG Peat Marwick LLP has acted for the Corporation in such capacity since August 1993. The Board proposes that the stockholders ratify such selection at the Annual Meeting.

If the stockholders do not ratify the selection of KPMG Peat Marwick LLP by the affirmative vote of a majority of the votes cast at the Annual Meeting on this proposal, the selection of independent auditors will be reconsidered by the Board of Directors.

Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

                        OTHER MATTERS

The Board of Directors knows of no other matters to come before the meeting. Should any unanticipated business properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

The cost of preparing and mailing this Proxy Statement and the accompanying proxy and the cost of solicitation of proxies on behalf of the Board of Directors will be borne by the Corporation. Solicitation will be made by mail. Such costs are estimated to be less than $25,000. Some personal solicitation may be made by directors, officers and employees without special compensation, other than reimbursement for expenses.

Proposals  which  stockholders  wish  to  include   in   the
Corporation's  proxy materials relating to the  1996  Annual
Meeting of Stockholders must be received by the Corporation no later than September 15, 1996.

It   is   important  that  proxies  be  returned   promptly.
Stockholders are urged to sign and date the enclosed proxy and return it promptly in the accompanying envelope.

                         By order of the Board of Directors,

                         /s/ Linda S. Susnjara
                         Linda S. Susnjara
                         Secretary
Dale, Indiana
November 21, 1995